EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA

                                 MIAMI DIVISION

In re:                                                CASE NO:  00-12731-BKC-RAM

CHS ELECTRONICS, INC.,                                CHAPTER 11 PROCEEDING

               Debtor.
________________________/

                         FOURTH AMENDED LIQUIDATING PLAN
                   OF REORGANIZATION OF CHS ELECTRONICS, INC.

         CHS Electronics, Inc., as Debtor in possession and Debtor, hereby submits its Fourth Amended Liquidating Plan of Reorganization under Chapter 11 of Title 11 of the United States Code.

                                      Respectfully submitted,

                                      Tew Cardenas Rebak Kellogg
                                      Lehman DeMaria & Tague L.L.P.
                                      Attorneys for the Debtor
                                      201 South Biscayne Boulevard
                                      Miami Center, Suite 2600
                                      Miami, FL 33131-4336
                                      Tel: (305) 536-1112
                                      Fax: (305) 536-1116

                                      By: /s/  LYNN MAYNARD GOLLIN
                                               ---------------------------------
                                               THOMAS R. LEHMAN, P.A.
                                               Fla. Bar. No. 351318
                                               TRL@TewLaw.Com
                                               LYNN MAYNARD GOLLIN, ESQ.
                                               Fla Bar No. 621668
                                               LMG@TewLaw.Com

                                      CHS Electronics, Inc.,

                                      By: /s/  [illegible]
                                               ---------------------------------
                                               Acting Chief Financial Officer

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                                                      CASE NO:  00-12731-BKC-RAM

                             PLAN OF REORGANIZATION
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TABLE OF CONTENTS                                                                                           PAGE
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INTRODUCTION................................................................................................ 5

ARTICLE I   -         DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION
                      OF TIME.......................................................................... 6
                  A.  Scope of Definitions
                  B.  Defined Terms

ARTICLE II  -         TREATMENT OF ADMINISTRATIVE AND PRIORITY
                      TAX CLAIMS ......................................................................26
                  A.  Administrative Claims
                  B.  Treatment of Administrative Claims
                      2.1 -    Time For Filing Administrative Claims and Professional Fee Claims
                      2.2 -    Allowance of Administrative Claims
                      2.3 -    Payment of Allowed Administrative Claims
                      2.4 -    [This Section Intentionally Left Blank]
                      2.5 -    Administrative Claims - Stay Bonus Claims
                      2.6 -    Administrative Claims - Break-Up Fee or Topping Fee

ARTICLE III -         CLASSIFICATION OF CLAIMS AND INTERESTS ..........................................28

ARTICLE IV  -         DESIGNATION OF CLASSES OF CLAIMS AND INTERESTS
                      IMPAIRED AND NOT IMPAIRED BY THE PLAN............................................29

ARTICLE V   -         TREATMENT OF CLAIMS AND INTERESTS ...............................................30
                      5.1 -    Class 1-Priority Tax Claims
                      5.2 -    Class 2-Other Priority Claims
                      5.3 -    Class 3-Unsecured Claims Other than Guarantee Claims
                      5.4 -    Class 4-Guarantee Claims
                      5.5 -    Class 5-Secured Claims
                      5.6 -    Class 6-Administrative Convenience Unsecured Claims
                      5.7 -    Class 7-Subordinated Securities Claims
                      5.8 -    Class 8-Old Common Stock Interestholders

ARTICLE VI  -         EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........................................33
                  A.  Assumption and Rejection of Designated Executory Contracts and Unexpired
                      Leases
                      6.1 -    Procedure
                      6.2 -    Cure Payments
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                                                 CASE NO:  00-12731-BKC-RAM

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                  B.  Claims for Rejection Damages

ARTICLE VII -         PROCEDURE FOR RESOLVING AND MAKING
                      DISTRIBUTIONS IN RESPECT OF DISPUTED CLAIMS
                      CONTINGENT OR UNLIQUIDATED
                      CLAIMS...........................................................................35
                      7.1 - Objections to Claims
                      7.2 - No Distributions Pending Allowance
                      7.3 - Disputed Claims Reserve
                      7.4 - Distributions in Respect of Disputed Claims
                      7.5 - Reservation of Right
                      7.6 - Determination of Contingent or Unliquidated Claims

ARTICLE VIII-         MEANS OF IMPLEMENTING THE PLAN...................................................37
                      8.1 -    [This Section Intentionally Left Blank]
                      8.2 -    Sale of Assets
                      8.3 -    Funding of the Plan
                      8.4 -    Record Date
                      8.5 -    Liquidating Trust Interests
                      8.6 -    Disposition of the Excepted Assets
                      8.7 -    Establishing the Liquidating Trust
                      8.8 -    Cancellation of Old Common Stock
                      8.9 -    Preservation of Causes of Action
                      8.10 -   Effectuating Documents; Further Transactions
                      8.11 -   Transfer of Excepted Assets and Europa Cash Consideration
                      8.12 -   Designation of Responsible Person Prior to the Effective Date

ARTICLE IX  -         EFFECT OF THE PLAN ON CLAIMS AND INTERESTS.......................................41
                      9.1 -    Discharge
                      9.2 -    No Waiver of Causes of Actions
                      9.3 -    Satisfaction of Subordination Rights
                      9.4 -    [This Section Intentionally Left Blank]
                      9.5 -    Release by Holders of Claims and Interests
                      9.6 -    [This Section Intentionally Left Blank]
                      9.7 -    Compromise and Settlements

ARTICLE X   -         DISTRIBUTIONS UNDER THE PLAN.....................................................44
                      10.1-    Disbursing Agent
                      10.2-    Surrender of Claims
                      10.3-    Withholding Taxes
                      10.4-    Setoffs and Recoupments
                      10.5-    Undeliverable Distributions
                      10.6-    DeMinimis Distributions
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                                                      CASE NO:  00-12731-BKC-RAM

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                      10.7-    Fractional Interests

ARTICLE XI  -         ACCEPTANCE OR REJECTION OF THE PLAN;
                      EFFECT OF REJECTION BY ONE OR MORE CLASSES
                      OF CLAIMS OR EQUITY INTEREST HOLDERS AND
                      PROVISIONS TO INVOKE CRAM-DOWN PROVISION.........................................47
                      11.1-    Voting Classes
                      11.2-    Acceptance by Impaired Classes
                      11.3-    Non-Consensual Confirmation (Cramdown)
                      11.4-    Presumed Acceptances of Unimpaired Classes
                      11.5-    Presumed Rejection by Certain Impaired Classes

ARTICLE XII -         PROVISIONS FOR RETENTION OF JURISDICTION FOR
                      SUPERVISION OF THE PLAN..........................................................48

ARTICLE XIII-         NOTICES AND MISCELLANEOUS PROVISIONS.............................................52
                      13.1-    Notices
                      13.2-    Binding Effect of the Plan
                      13.3-    Amendments/Modification of Plan
                      13.4-    Governing Law
                      13.5-    Headings
                      13.6-    Successors and Assigns
                      13.7-    Time
                      13.8-    Severability
                      13.9-    Revocation
                      13.10-   [This Section Intentionally Left Blank]

ARTICLE XIV -         THE LIQUIDATING TRUST............................................................53

ARTICLE XV -          CONCLUSION - CONDITIONS PRECEDENT................................................59
                      15.1-    Conditions to Confirmation
                      15.2-    Conditions to Effective Date
                      15.3-    Waiver of Conditions to Confirmation or Consummation

                                            Exhibits to Plan

Exhibit "A"                    The Letter Agreement dated March 17, 2000
Exhibit "B"                    The Liquidating Trust Agreement
Exhibit "C"                    List of Retained Actions
Exhibit "D"                    List of Assumed Contracts
Exhibit "E"                    The Second Amended and Restated Stock Purchase Agreement
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                                                      CASE NO:  00-12731-BKC-RAM

                                  INTRODUCTION

         CHS Electronics, Inc. ("CHSE" or "Debtor"), as debtor and debtor-in-possession in the above-captioned chapter 11 reorganization case, hereby proposes the following fourth amended liquidating plan of reorganization for the resolution of the Debtor's outstanding creditor claims and equity interests.

         This Plan provides for the liquidation and the distribution of the Debtor's Assets to Creditors in two ways. First, the Plan provides for the sale of the Debtor's European Assets to a non-affiliated entity, Europa ITApS, a Danish corporation, pursuant to the Stock Purchase Agreement, free and clear of all liens, claims, encumbrances and interests. Subject to Court approval, some or all of the European Assets may be sold to an entity other than Europa if a higher and better offer for some or all of the European Assets is filed with the Court and served by July 14, 2000, consistent with the Competing Transaction Order. Second, the Excepted Assets shall be transferred to the Liquidating Trust and the proceeds from the liquidation of the Excepted Assets shall be distributed to Creditors.

         The European Assets represent a very substantial portion of the Debtor's total assets. In exchange for the transfer of the Debtor's European Assets, the Debtor will receive $1 million in Cash, 35% of the fully diluted Europa Common Stock and the Europa Senior Notes. All the foregoing consideration transferred by Europa in exchange for the European Assets shall be distributed to Creditors under this Plan, either directly by the Debtor or through the Liquidating Trust. If another entity is approved by the Court to purchase all or some of the European Assets, the consideration of such sale will be distributed to Creditors under the Plan, either by the Debtor or through the Liquidating Trust.

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                                                      CASE NO:  00-12731-BKC-RAM

         This Plan provides for distributions to Claimholders (other than the holders of Subordinated Securities Claims) who hold Claims as of the Record Date. The holders of Subordinated Securities Claims, including Federal Securities Litigation Claims, shall be limited to recovering from the proceeds of the D & O Insurance, to the extent so entitled, and shall not otherwise receive or retain any property under the Plan. There will not be a distribution to Interestholders and their Interests shall be canceled. Under Section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a Claimholder or Interestholder until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Claimholders or Interestholders. ALL CLAIMHOLDERS AND INTERESTHOLDERS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

         The Debtor expressly reserves its right to alter, amend or modify this Plan, one or more times, before its substantial consummation, subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and as otherwise set forth in the Plan.

                                    ARTICLE I
          DEFINITIONS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

A. Scope of Definitions: All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Article I of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the singular as well as the plural number.

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                                                      CASE NO:  00-12731-BKC-RAM

B. Defined Terms: The capitalized terms used in the Plan shall have the meanings set forth in the numbered paragraphs of this Article.

         1.01 "Administrative Claim" means a Claim for payment of costs or expenses of the Case as specified in sections 503(b) and 507(a)(1) of the Code, including without limitation: (i) the actual, necessary costs and expenses of preserving the Debtor's estate and operating the businesses of the Debtor, incurred and paid in the ordinary course of business by the Debtor after the Petition Date; (ii) Claims under sections 330(a), 331 or 503 of the Code for Professional Fee Claims, except, according to information provided by the Debtor's management, those fees previously awarded and paid to professionals retained in the Case; (iii) any Post-Petition taxes under Section 503(b)(1)(B) and (C); (iv) fees and charges assessed against the Debtor's estate pursuant to section 1930 of Title 28 of the United States Code ("United States Trustee Fees"); (v) the Indenture Trustee Fee and the reasonable fees and expenses described in Article II of the Plan; (vi) stay bonus claims; and (vii) any claim arising from an award of a Topping Fee or Break-Up fee.

         1.02 "Administrative Convenience Unsecured Claim" means a General Unsecured Claim in a face amount of $1,000 or less and any Unsecured Claim against the Debtor in excess of $1,000 that is reduced to $1,000 by election of the holder thereof, as provided in writing on the Ballot; provided that for purposes hereof, all such Unsecured Claims held by an entity or by any entity and any Affiliate of an entity shall be aggregated, consolidated and treated as one such Unsecured Claim; and provided further that, for purposes hereof, if all or any part of an Unsecured Claim was or is assigned, the Unsecured Claims held by all assignees of Unsecured Claims, shall be treated as one such Unsecured Claim.

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                                                      CASE NO:  00-12731-BKC-RAM

         1.03 "Affiliate"shall have the same meaning as set forth in Section
(101)(2) of the Bankruptcy Code.

         1.04 "Allowed Administrative Convenience Unsecured Claim" shall mean an Administrative Convenience Unsecured Claim to the extent it is an Allowed Claim.

         1.05 "Allowed" when used with respect to a Claim (other than an Administrative Claim, a Disputed Claim or a Claim which is not Allowed) shall mean a Claim or that portion of a Claim: (i) which has been scheduled (other than Claims set forth in the Debtor's Schedules as contingent, unliquidated or disputed) or timely filed with the Court pursuant to Bankruptcy Rule 3003(e) as to which no objection to the allowance thereof has been interposed by the Debtor or Liquidating Trust or within any applicable period or limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court; (ii) as to which any objection to its allowance has been settled, waived or withdrawn or has been denied by a Final Order; (iii) that has been allowed by a Final Order; (iv) as to which the liability of the Debtor has been determined by a court of competent jurisdiction other than the Bankruptcy Court; or (iv) that is specifically designated in a liquidated amount in the Plan as an Allowed Claim. Unless otherwise specified in the Plan, Allowed Claim shall not include interest on the amount of such Claim from and after the Petition Date, but shall include accrued but unpaid interest up to the Petition Date. "Allowed" when used with respect to an Interest to the extent such Interest is listed on the transfer ledger maintained by the Debtor as of the Confirmation Date, shall be an Interest that is "Allowed" pursuant to the procedures set forth in Article V of the Plan.

         1.06 "Allowed Administrative Claim" shall mean any Administrative Claim that is Allowed pursuant to the procedure set forth in Article II of the Plan.

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                                                      CASE NO:  00-12731-BKC-RAM

         1.07 "Allowed [Class Designation] Claim or Allowed [Class Designation] Interest" shall mean an Allowed Claim or Interest in the Class specified.

         1.08 "Allowed Interest" shall mean an Interest to the extent it is allowed Interest.

         1.09 "Allowed Other Priority Claims" shall mean an Other Priority Claim to the extent it is an Allowed Claim.

         1.10 "Allowed Secured Claim" shall mean an Allowed Claim secured by a valid, perfected and enforceable lien, security interest or other charge against or interest in Property in which the Debtor has an interest, or which is subject to set-off under Section 553 of the Code, to the extent of the value (determined in accordance with Section 506(a) of the Bankruptcy Code) of the interest of the holder of such Allowed Claim in the Debtor's interest in such Property or to the extent of the amount subject to such set-off, as the case may be.

         1.11 "Allowed Unsecured Claim" shall mean an Unsecured Claim to the extent it is an Allowed Claim, including all accrued but unpaid interest up to the Petition Date.

         1.12 "Assets" means all real and personal, tangible and intangible property of the Debtor presently existing, or hereafter acquired, or created at any time, wherever located, and by whomever held, together with the products and proceeds thereof (including without limitation insurance proceeds).

         1.13 "Ballot" shall mean the form or forms that will be distributed with the Disclosure Statement to solicit acceptances of the Plan to holders of Claims with Claims in Classes that are impaired under the Plan and entitled to vote on the Plan.

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         1.14 "Ballot Date" shall mean the date set by the Court by which all
Ballots must be received.

         1.15 "Bankruptcy Code" means Title 11 of the United States Code, as in effect from time to time, as applicable to the Chapter 11 Case.

         1.16 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time as applicable to the Chapter 11 Case, including the Local Rules of the Court.

         1.17 "Break-Up Event" shall mean the condition for payment of the Break-Up Fee to Europa pursuant to the Court's June 13, 2000 Order Authorizing Payment of Break-Up or Topping Fees to Europa ITAps.

         1.18 "Break-Up Fee" shall mean the Break-Up Fee authorized to be paid to Europa under the Court's June 13, 2000 Order Authorizing Payment of Break-Up or Topping Fees to Europa ITAps. Payment of the Break-Up Fee is conditioned upon the entry of an order by the Court authorizing and awarding payment of the amount of the Break-Up Fee, after appropriate notice to parties in interest.

         1.19 "Business Day" shall mean a day other than a Saturday or Sunday or a "legal holiday" as that term is defined in Bankruptcy Rule 9006(a).

         1.20 "Case" or "Chapter 11 Case" shall mean the CHS Electronics, Inc., Chapter 11 bankruptcy proceeding.

         1.21 "Cash" shall mean Cash or cash equivalents, including, but not limited to, checks, bank deposits or other similar items.

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                                                      CASE NO:  00-12731-BKC-RAM

         1.22 "Causes of Action" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, which are or become property of the Estate pursuant to
Section 541 or Section 542 of the Bankruptcy Code or which become property of the Liquidating Trust pursuant to the Plan.

         1.23 "CHSE" or "CHS" shall mean CHS Electronics, Inc., Debtor.

         1.24 "Claim" means a claim against the Debtor, whether or not asserted, as defined in Section 101(5) of the Bankruptcy Code, including without limitation, any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, equitable, matured, unmatured, contested, uncontested, legal, secured, or unsecured, or any right to an equitable remedy for breach of performance if such breach gives right of payment from the Debtor, whether such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, contested, secured, or unsecured.

         1.25 "Claims Bar Date" shall mean May 31, 2000, the deadline set by the Court for filing any proofs of Claim that were required to be filed.

         1.26 "Class" shall mean a group of Claims or Interests as classified under Article III of the Plan.

         1.27 "Collateral" shall mean any Property of the Debtor subject (i) to a valid and enforceable lien or (ii) to the extent subject to set-off under
Section 553 of the Bankruptcy Code.

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                                                      CASE NO:  00-12731-BKC-RAM

         1.28 "Competing Transaction Order" means the June 14, 2000 Order Setting Conditions for Competing Proposals for the Acquisition of the Debtor's European Assets.

         1.29 "Confirmation Date" shall mean the date upon which the Confirmation Order is entered by the Court.

         1.30 "Confirmation Hearing" shall mean the hearing held by the Court to consider confirmation of the Plan pursuant to Sections 1128 and 1129 of the Bankruptcy Code and the applicable Bankruptcy Rule(s), as such hearing is continued from time to time.

         1.31 "Confirmation Order" shall mean the order entered by the Court confirming the Plan.

         1.32 "Court" shall mean the United States Bankruptcy Court for the Southern District of Florida, Miami Division, in which Court the Case is pending, and any Court having competent jurisdiction to hear appeals or certiorari proceedings therefrom.

         1.33 "Creditor" shall have the same meaning as set forth in Section 101(10) of the Bankruptcy Code.

         1.34 "Creditors Committees" means the Official Committee of Creditors Holding Unsecured Claims and the Official Committee of Noteholders appointed in this case.

         1.35 "Cure Payments" shall mean a payment related to curing defaults in connection with assuming executory contracts and unexpired leases under Sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code in accordance with the procedures set forth in Article VI of the Plan.

         1.36 "D&O Insurance" means any insurance coverage for CHSE and its officers and directors, including, without limitation, insurance pursuant to that certain Directors and Officers Corporate Liability Insurance Policies Number P-SF000207 and related endorsements issued by

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                                                      CASE NO:  00-12731-BKC-RAM

Royal Insurance Company and that certain Directors and Officers Corporate Liability Insurance Policy, Number DOC2799771-01 and related endorsement issued by Zurich Insurance Company any proceeds thereof.

         1.37 "Debentures" means the currently outstanding $40.5 million aggregate principal amount of Floating Rate Convertible Debentures due 2003 issued by CHSE.

         1.38 "Debentureholder" shall mean a holder of Debentures.

         1.39 "Debt" shall have the same meaning as set forth in Section 101(12) of the Bankruptcy Code.

         1.40 [This Section Intentionally Left Blank]

         1.41 "Deficiency Claim" shall mean a Claim equal to the amount, if any, by which the total Allowed Claim of any Creditor exceeds the portion of such Claim that is an Allowed Secured Claim; provided, however, if the Class of which such Claim is a part makes the election provided for by Section 1111(b)(2) of the Bankruptcy Code, there shall be no Deficiency Claim in respect of such Claim.

         1.42 "Disbursing Agent" shall mean the party designated by the Debtor, after consultation with the Creditors' Committees, to serve as a disbursing agent under Article X of the Plan.

         1.43 "Disclosure Statement" shall mean CHS' Second Amended Disclosure Statement in Support of Third Amended Liquidating Plan of Reorganization dated June 28, 2000, and all exhibits annexed thereto or referenced therein, required pursuant to Section 1125 of the Bankruptcy Code with respect to the Plan as may be amended, modified or supplemented from time to time.

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         1.44 "Disputed Claim" shall have the meaning contemplated by the
Bankruptcy Code and Bankruptcy Rules, and include a Claim (or portion thereof) for which: (a) a proof of Claim is deemed filed under applicable law or order of the Court; (b) an objection was or is deemed to be timely filed by the Debtor or other party, and (c) such objection is not withdrawn or resolved by stipulation with the Debtor.

         1.45 "Disputed Claims Reserve" shall mean the reserve created pursuant to Article VII of the Plan.

         1.46 "Distribution" shall mean any distribution of property of the Debtor's Estate or the Liquidating Trust, including without limitation, the Europa Consideration and the proceeds of the Excepted Assets.

         1.47 "Distribution Date" means with respect to a Claim, the Business Day that is as soon as practicable on or after the later of (a) the Effective Date or (b) the Business Day upon which the Claim becomes an Allowed Claim or an Allowed Administrative Claim; and for other purposes the date the initial Distributions are made to holders of Allowed Claims under the Plan.

         1.48 "Drake" means Drake Point S.a.r.l., a company organized under the laws of Luxembourg.

         1.49 "Drake Agreement" means that certain Share Purchase Agreement dated as of January 13, 2000 between Drake and Logistic, a copy being attached as Exhibit E to the Stock Purchase Agreement.

         1.50 "Effective Date" shall be the later of thirty (30) days after the entry of the Confirmation Order or the date on which the Estate obtains unconditional rights in the $1 million

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                                                      CASE NO:  00-12731-BKC-RAM

in Cash to be paid by Europa to the Liquidating Trust, Europa Senior Notes and Europa Common Stock or other consideration paid by an entity or entities whose higher and better bids for some or all of the European Assets is approved by the Court. The Effective Date shall be no later than December 31, 2000 unless extended by unanimous consent of the Debtor, the Post-Confirmation Creditors Committee and Europa. If Europa is selected as highest and best offeror, and there is no Closing pursuant to the Stock Purchase Agreement, the Plan will not become effective and there will not be an Effective Date.

         1.51 [This Section Intentionally Left Blank]

         1.52 "Estate" shall have the same meaning as set forth in Section 541 of the Bankruptcy Code.

         1.53 "Europa Consideration" shall mean the $1 million in Cash to be paid by Europa to the Liquidating Trust, Europa Senior Notes and Europa Common Stock and/or other consideration paid by an entity or entities whose higher and better bids for some or all of the European Assets is approved by the Court, that is distributed under the Plan to the holders of Allowed Claims.

         1.54 "Excepted Assets" shall mean all Assets of the Debtor, other than the European Assets sold to Europa or to any other entity or entities whose purchase or transfer of some or all of the European Assets is a higher and better offer approved by the Court. Excepted Assets include the D&O Insurance, the Retained Actions, and any of the European Assets not sold or transferred to Europa or any other entity.

         1.55 "Europa" means Europa ITApS, a Danish corporation that is a wholly-owned subsidiary of Plectrum Holdings, Limited, a Gibraltar company controlled by Mark Keough, the

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                                                      CASE NO:  00-12731-BKC-RAM

former Chief Operating Officer of CHSE. As of the Petition Date, neither CHSE nor any Affiliate of CHSE has an ownership interest in Plectrum Holdings, Limited or Europa. The form of the organizational documents of Europa are an Exhibit to the Disclosure Statement.

         1.56 "Europa Common Stock" means the fully diluted common stock of Europa.

         1.57 "Europa Senior Notes" means $50 million in aggregate principal amount of four- year promissory notes issued by Europa pursuant to the New Indenture and delivered to the Debtor pursuant to the Plan in exchange for the European Assets; provided, however, a portion of the Europa Thirty Month Notes may be distributed to Drake consistent with the obligations under the Drake Agreement and as provided in the Stock Purchase Agreement. The Europa Senior Notes will mature four years after the first to occur of September 1, 2000 or the Effective Date, and bear interest at the rate of 10% per annum payable in Cash on March 1 and September 1 of each year, commencing March 1, 2001, until maturity. Interest will commence to accrue on the Europa Senior Notes upon the first to occur of September 1, 2000 or the Effective Date. The Europa Senior Notes are mandatorily redeemable by Europa in $5 million increments (along with accrued and unpaid interest to the date of redemption) at 24 months, 30 months, 36 months and 42 months after the first to occur of September 1, 2000 or the Effective Date. The Europa Senior Notes shall be subject to the Registration Rights Agreement. The Europa Senior Notes will be callable at any time at par plus accrued interest.

         1.58 [This Section Intentionally Left Blank]

         1.59 "European Assets" means the issued and outstanding equity securities of each of the companies named on Exhibits A and B of the Stock Purchase Agreement, subject to the limitations

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and qualifications set forth in Exhibits A and B and Schedule 3.2 of the Stock
Purchase Agreement, and certain claims and rights in certain lawsuits described in Exhibit C to the Stock Purchase Agreement.

         1.60 "Face Amount" means (a) when used in reference to a Disputed Claim or a Claim which is not an Allowed Claim, the full stated amount claimed by the holder of a Claim in any proof of Claim timely filed with the Court or otherwise deemed timely filed by any Final Order of the Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

         1.61 "Federal Securities Litigation Claims" shall mean a claim asserted by a plaintiff in the Federal Securities Suit.

         1.62 "Federal Securities Suit" means the lawsuit captioned, In Re CHS Electronics, Inc. Securities Litigation pending as Case No.
99-8186-Civ-Gold/Simonton, in the United States District Court for the Southern District of Florida, Miami Division.

         1.63 "Fee Application" shall mean an application under Section 330(a), 331 or 503 of the Bankruptcy Code for allowance of any Professional Fee Claim and Claims for reimbursement of expenses by members of the Committees.

         1.64 "Final Order" shall mean an order or judgment and with respect to an order or judgment of the Bankruptcy Court that the order or judgment is appealable of right to the United States District Court for the Southern District of Florida pursuant to 28 U.S.C. ss. 158(a)(1), whether or not an appeal can be timely taken, is taken, or is pending, unless the order is stayed pending appeal, and whether or not a timely motion is filed under Bankruptcy Rules 7052(b) or 9023, unless

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                                                      CASE NO:  00-12731-BKC-RAM

the order or judgment is stayed pending disposition of such motion; and shall mean with respect to an order or judgment of the United States District Court for the Southern District of Florida in respect to a matter as to which the reference has been withdrawn pursuant to 28 U.S.C. ss. 157(d) that the order is appealable of right to the United States Court of Appeals for the Eleventh Circuit pursuant to 28 U.S.C. ss. 158(d) or 28 U.S.C. ss. 1291, whether or not an appeal can be timely taken, is taken, or is pending, unless the order or judgment is stayed pending appeal, and whether or not a timely motion is filed under Bankruptcy Rules 7052(b) or 9023 or Rules 50, 52, 59 or 60 of the Federal Rules of Civil Procedure, unless the order or judgment is stayed pending disposition of such motion.

         1.65 "Fixed Rate Notes" means the $200 million aggregate principal amount of 9.875 percent fixed rate Senior Notes due 2005 issued by CHS and outstanding under the Indenture.

         1.66 "Guarantee Claim" shall mean claims arising from the Debtor's guarantee of the obligations of any its Affiliates or subsidiaries to creditors for loans advanced and/or goods and services supplied to the subsidiaries.

         1.67 "Holder" shall have the meaning set forth in the attached Letter Agreement.

         1.68 "Holders" shall refer to all Noteholders, Debentureholders and holders of Claims, including Guarantee Claims, who are parties to the Letter Agreement.

         1.69 "Indenture" shall mean the Indenture, dated as of April 9, 1998, by and between, among others, CHS Electronics, Inc. and The Chase Manhattan Bank, as Indenture Trustee, pursuant to which the Fixed Rate Notes were issued and are outstanding.

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                                                      CASE NO:  00-12731-BKC-RAM

         1.70 "Indenture Trustee" shall mean The Chase Manhattan Bank in its capacity as indenture trustee under the Indenture, or any successor indenture trustee appointed in accordance with the terms of the Indenture.

         1.71 "Insider" shall have the meaning as defined in Section 101(31) of the Bankruptcy Code.

         1.72 "Insider Claims" shall mean all payments made or transfers to or for the benefit of any officer or insider of the Debtor during the one year period prior to the Petition Date.

         1.73 "Interest" shall mean any right of a holder of Old Common Stock of CHSE as of the Confirmation Date and arising from such holder's status as the holder of an "equity security" within the meaning of Section 101(16) of the Bankruptcy Code.

         1.74 "Interestholder" shall mean the beneficial holders of Old Common Stock of CHSE as of the Confirmation Date.

         1.75 "Letter Agreement" means the Letter Agreement between CHSE, Europa, and certain Noteholders, Debentureholders, and Holders of Claims, a copy being attached hereto as Exhibit A.

         1.76 "Lien" shall mean any mortgage, lien, charge, security interest, encumbrance, or other security device of any kind affecting any Asset or Property of the Debtor.

         1.77 "Liquidating Trust" shall mean the Liquidating Trust Agreement entered into pursuant to Article XIV of the Plan to retain and administer the Excepted Assets in the form attached hereto as Exhibit "B". The Liquidating Trustee shall be the representative of the Estate appointed to retain and enforce any claim or interest of the Estate, including the Retained Actions.

                                       19


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                                                      CASE NO:  00-12731-BKC-RAM

         1.78 "Liquidating Trustee" shall mean the person selected by the Post Confirmation Creditors' Committee to serve as the Liquidating Trustee of the Liquidating Trust to manage and administer the Liquidating Trust.

         1.79 "Logistic" means CHS Logistic Services, B.V., a company organized under the laws of the Netherlands.

         1.80 "New Indenture" shall mean the Indenture governing the Europa Senior Notes substantially in the form attached as Exhibit "F" to the Stock Purchase Agreement attached to the Plan as Exhibit "E".

         1.81 "Noteholders" means the holders of the Fixed Rate Notes.

         1.82 "Objection to Claims Deadline" shall mean the date by which the Debtor or other party in interest shall file objections to Disputed Claims, which date shall be on or before two (2) months after the Effective Date, unless otherwise extended by Order of the Court.

         1.83 "Old Common Stock" shall mean all of the shares of the common stock of CHS, including any warrants and options to purchases such shares, issued and outstanding as of the Confirmation Date.

         1.84 "Order" shall mean a determination or judgment by the Court.

         1.85 "Other Priority Claim" means a Claim entitled to priority pursuant to Section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

         1.86 "Petition Date" shall mean April 4, 2000, the date on which the Debtor filed its voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

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                                                      CASE NO:  00-12731-BKC-RAM

         1.87 "Plan" shall mean this Fourth Amended Liquidating Plan of Reorganization, and all exhibits annexed hereto or referenced herein, as may be amended, modified or supplemented from time to time.

         1.88 "Post-Confirmation" shall mean the period commencing on the date the Court enters the Confirmation Order and continuing thereafter until the case is closed by the Order of the Court.

         1.89 "Post-Confirmation Creditors Committee" means the Committee consisting of three members: two members designated by the Trade Committee and one member designated by the Noteholders Committee. The Post-Confirmation Creditors' Committee shall perform the obligations of such Committee set forth in Article XIV. Such Committees shall designate their representative(s) at least ten (10) days before the Effective Date; provided, however, that as soon as two
(2) members are so appointed, the Post-Confirmation Creditors' Committee may begin to exercise its powers and functions.

         1.90 "Post-Petition" shall mean the period commencing on the Petition Date and continuing thereafter until the Court enters the Confirmation Order.

         1.91 "Pre-Petition" shall mean the period of time commencing prior to the Petition Date and concluding on the Petition Date.

         1.92 "Priority Claim" shall mean any Claim, if Allowed, entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than an Administrative Claim.

         1.93 "Priority Tax Claim" means a Claim entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

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                                                      CASE NO:  00-12731-BKC-RAM

         1.94 "Professional Fee Claim" shall mean a Claim under Section 330(a), 331 or 503 of the Bankruptcy Code for compensation for professional services rendered and reimbursement of expenses in the Case.

         1.95 "Property" shall have the same meaning ascribed to it under
Section 541 of the Bankruptcy Code.

         1.96 "Pro Rata" shall mean with reference to any Distribution on account of any Allowed Claim or Allowed Interest in any Class, a Distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim or Allowed Interest bears to the aggregate amount of all Allowed and Disputed Claims or Interests of the same Class as determined by the Disbursing Agent, Liquidating Trustee or the Court.

         1.97 "Registration Rights Agreement" shall be the agreement of Europa to register the Europa Senior Notes and the Europa Common Stock in the United States (or major European market as to the Europa Common only) on the terms and conditions set forth therein, substantially in the form attached as Exhibit I to the Stock Purchase Agreement attached to the Plan as Exhibit E.

         1.98 "Reinstated" or "Reinstatement" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of the Claim so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of the Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity

                                       22


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                                                      CASE NO:  00-12731-BKC-RAM

existed before such default; (iii) compensating the holder of the Claim for any damages incurred as a result of any reasonable reliance by such holder of the Claim on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of the Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence. prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.

         1.99 "Responsible Person" means the person selected as the Liquidating Trustee by the Post-Confirmation Creditors Committee to perform its obligations set forth in Section 8.12 of the Plan, until the Effective Date.

         1.100 "Retained Actions" means all recovery rights, including, but not limited to, Causes of Action and claims for relief on account and in respect of the provisions of Sections 362, 510, 542, 544, 547, 548, 549, 550, and 553 of
the Code and existing under the state or federal law, whether known or unknown. Notwithstanding anything to the contrary in the Plan or in the Disclosure Statement, the provisions of the Disclosure Statement and the Plan which permit the Debtor, the Creditors Committees, the Responsible Person, the Post-Confirmation Creditors Committee or the Liquidating Trust to enter into settlements and compromises for any potential litigation shall not have, and are not intended to have, any res judicata effect with respect to any pre-petition claims

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                                                      CASE NO:  00-12731-BKC-RAM

and causes of action that are not otherwise treated under the Plan and shall not be deemed a bar to asserting such claims and causes of action, regardless of whether or to what extent such claims and causes of action are specifically described in the Plan or the Disclosure Statement relating hereto. The intent is to preserve all possible claims, known or unknown, against potential defendants and their parties. Furthermore, notwithstanding any provision or interpretation to the contrary, nothing in the Plan or the Confirmation Order, including the entry thereof, shall constitute or be deemed to constitute a release, waiver, impediment, relinquishment or bar, in whole or in part, of or to any recovery rights or any other claim, right or cause of action possessed by the Debtor prior to the Effective Date. Retained Actions include (a) all claims, Causes of Action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtor may hold against any entity, including, without limitation, any Causes of Action brought Pre-Petition, and actions against any Persons for failure to pay for products or services rendered by the Debtor, (b) all claims, Causes of Action, suits and proceedings relating to enforcement of the Debtor's intellectual property rights, (c) all claims or Causes of Action seeking the recovery of the Debtor's accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtor's business, and (d) any right of the Estate to seek determination by the Court of any tax, any fine or penalty relating to a tax, or any addition to a tax under
Section 505 of the Bankruptcy Code. Attached as Exhibit C to the Plan is a non exclusive list and description of the Retained Actions known to the Debtor at the time of the filing of the Plan.

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                                                      CASE NO:  00-12731-BKC-RAM

         1.101 "Schedule of Assumed Contracts" shall mean the schedule of executory contracts and unexpired leases to be assumed by the Debtor pursuant to
Article VI of the Plan, as reflected on Exhibit "D" to the Plan.

         1.102 "Schedules" shall mean the schedules of Assets and Liabilities and the Statement of Financial Affairs filed by the Debtor with the Court, as required by Section 521 of the Bankruptcy Code and the Bankruptcy Rules.

         1.103 "Secured Claim" shall mean a Claim that is considered secured under Section 506(a) of the Bankruptcy Code by Property of the Debtor's Estate.

         1.104 [This Section Intentionally Left Blank]

         1.105 "Stay Bonus Claims" means the aggregate unpaid amount owing the Debtor's employees pursuant to the terms of the Stay Bonus Order.

         1.106 "Stay Bonus Order" means May 23, 2000 Order Authorizing Employee Stay Bonus Plan and Related Relief as amended, entered by the Bankruptcy Court.

         1.107 "Stock Purchase Agreement" means the Second Amended and Restated Stock Purchase Agreement between Europa and the Debtor for sale of the European Assets. A copy of the Second Amended and Restated Stock Purchase Agreement is attached hereto as Exhibit E.

         1.108 "Subordinated Securities Claims" means any Claim by an entity or individual that asserts equitable or contractual rights of reimbursement, contribution, rescission or indemnification arising from the purchase or sale, or rescission thereof of Old Common Stock Interests and other Claims or Causes of Actions by such entity or individual in connection therewith, including Federal Securities Litigation Claims.

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                                                      CASE NO:  00-12731-BKC-RAM

         1.109 "Topping Event" shall mean the condition for payment of the Topping Fee to Europa pursuant to the Court's June 13, 2000 Order Authorizing Payment of Break-Up or Topping Fees to Europa ITAps.

         1.110 "Topping Fee" shall mean the Topping Fee authorized to be paid to Europa under the June 13, 2000 Order Authorizing Payment of the Break-Up or Topping Fees to Europa ITAps. Payment of the Topping Fee is conditioned upon the entry of an order by the Court authorizing and awarding payment of the amount of the Topping Fee, after appropriate notice to parties in interest.

         1.111 "United States Trustee" shall have the same meaning ascribed to it in 28 U.S.C.ss.581 et seq. and, as used in the Plan, refers to the Assistant United States Trustee's Office located in the Southern District of Florida, Miami, Florida.

         1.112 "Unsecured Claim" shall mean any Claim against the Debtor that is not an Administrative Claim, a Secured Claim or a Priority Claim, but including without limitation, Claims arising from the rejection of an unexpired lease or executory contract pursuant to Article VI of the Plan

                                   ARTICLE II
                       TREATMENT OF ADMINISTRATIVE CLAIMS

A. Administrative Claims:

         Pursuant to Section 1123(a)(1) of the Code, Administrative Claims are not classified for purposes of voting or receiving Distributions under the Plan and will be treated separately as set forth in Article II.

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                                                      CASE NO:  00-12731-BKC-RAM

B. Treatment of Administrative Claims

         2.1 Time For Filing Administrative Claims and Professional Fee Claims. Except for the United States Trustee, all holders of Administrative Claims, including but not limited to Professional Fee Claims must file an application for approval of such Claim with the Court and serve same upon the Debtor and those parties specified in the Bankruptcy Rules prior to the Confirmation Hearing. Professional Fee Claims must be in the form of a final Fee Application and filed in accordance with the Bankruptcy Rules. At or after the Confirmation Hearing, but prior to the Effective Date, professionals may submit supplemental fee applications for approval by the Court. Unless otherwise Ordered by the Court, the failure to file a Claim as provided herein will result in the Administrative Claim being forever barred and discharged.

         2.2 Allowance of Administrative Claims. An Administrative Claim other than the United States Trustee's Claim will become an Allowed Administrative Claim upon the entry of a Final Order allowing the Claim. The United States Trustee's Claim shall be deemed to be Allowed Administrative Claim.

         2.3 Payment of Allowed Administrative Claims. Ten days after the Confirmation Date, the Debtor shall distribute to each holder of an Allowed Administrative Claim, other than the Claim held by the United States Trustee, the full amount of the Administrative Claim as of the Confirmation Hearing, unless otherwise agreed to by the parties, or ordered by the Court. If there is insufficient Cash to pay Administrative Claims in full on the Confirmation Date and the holders of Administrative Claims have not consented to less than full payment, the Plan cannot be confirmed. All amounts awarded pursuant to supplemental applications of professionals after the

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                                                      CASE NO:  00-12731-BKC-RAM

Confirmation Hearing shall be paid no later than the Effective Date or ten days after the entry of the Order awarding professional fees if after the Effective Date.

         2.4 [This Section Intentionally Left Blank]

         2.5 Administrative Claims - Stay Bonus Claims. All amounts owed the holders of Stay Bonus Claims shall be paid in accordance with the Stay Bonus Order.

         2.6 Administrative Claims - Break-Up Fee or Topping Fee. On the occurrence of a Break-Up Event, the Break-Up Fee payable to Europa shall be an Allowed Administrative Claim of Europa, payable as provided in Article 2.3. On the occurrence of a Topping Event, the Topping Fee payable to Europa shall be paid as an Allowed Administrative Claim of Europa, payable as provided under
Article 2.3. The Topping Fee shall be paid from the non-refundable deposit made by the successful bidder for the European Assets.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

         3.1 The Claims against the Debtor shall be classified as specified below. Consistent with Section 1122 of the Bankruptcy Code, a Claim or Interest is classified by the Debtor in the Plan in a particular Class only to the extent the Claim or Interest is within the description of the Class and is classified in a different Class to the extent the Claim or the Interest is within the description of that different Class.

         3.2 All Claims against the Debtor, and all Interests in the Debtor, whether resulting in an Allowed Claim or not, shall be bound by the provisions of the Plan and are hereby classified as follows:

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                                                      CASE NO:  00-12731-BKC-RAM

         Class 1           Consists of all Priority Tax Claims

         Class 2           Consists of all Other Priority Claims.

         Class 3           Consists of all Unsecured Claims other than Guarantee
                           Claims.

         Class 4           Consists of all Guarantee Claims

         Class 5           Consists of all Secured Claims.

         Class 6 Consists of all Administrative Convenience Unsecured Claims and those holders of Unsecured Claims which elect to be treated as Administrative Convenience Unsecured Claims.

         Class 7           Consists of all Subordinated Securities Claims.

         Class 8           Consists of all Interestholders.

                                   ARTICLE IV
                      DESIGNATION OF CLASSES OF CLAIMS AND
                 INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

         4.1 Unimpaired Classes of Claims: Classes 1, 2 and 5 are not impaired under the Plan and are deemed to have voted in favor of and accepted the Plan.

         4.2 The following Classes of Claims are impaired under the Plan:
Classes 3, 4, and 6.

         4.3 Given the magnitude of claims in senior classes, the Debtor and the Creditors Committees believe that there is no prospect of a Distribution to the holders of Class 7 Claims, except to the extent of such holders interest, if any, in the D&O Insurance. Accordingly, Class 7 is being presumed as having rejected the Plan. Class 8 shall not receive a Distribution under the Plan. Each of Class 7 and 8 is conclusively presumed to reject the Plan.

                                       29


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                                                      CASE NO:  00-12731-BKC-RAM

                                    ARTICLE V
                        TREATMENT OF CLAIMS AND INTERESTS

         5.1 Class 1-Priority Tax Claims. With respect to each Allowed Priority Tax Claim, at the sole option of the Debtor, a holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six
(6) years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasury Securities on the Effective Date, (b) such other treatment agreed to by the holder of an Allowed Priority Tax Claim and the Debtor, provided such treatment is on more favorable terms to the Debtor, as the case may be, than the treatment set forth in clause (a) hereof, or (c) payment in full.

         5.2 Class 2-Other Priority Claims. On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Priority Claim shall receive, in full satisfaction, settlement release, and discharge of and in exchange for such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim, or (b) such other treatment as to which the Debtor and such holder of an Allowed Other Priority Claim shall have agreed upon in writing.

         5.3 Class 3- Unsecured Claims Other than Guarantee Claims. Class 3 shall consist of the holders of all general Unsecured Claims other than Guarantee Claims. The holders of Class 3 Claims and Class 4 Claims shall be treated together for the purpose of pro rating Distributions to these Classes under the Plan. On the Effective Date, or as soon thereafter as practicable, each holder of a Class 3 or 4 Claim will receive, in full satisfaction, settlement, release and discharge of and in

                                       30


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                                                      CASE NO:  00-12731-BKC-RAM

exchange for each and every Class 3 and 4 Claim, its Pro Rata share of the Europa Senior Notes and Europa Common Stock without prejudice to the rights of any Class of claimants to assert claims against Affiliates, or other primary obligor(s), of the Debtor. In addition, when practicable or after the Effective Date, each holder of a Class 3 or 4 Claim shall receive its Pro Rata share of any Cash recoveries from or in connection with the Excepted Assets prior to the Effective Date, and the consideration paid the Debtor by any entity other than Europa who purchases some or all of the European Assets subject to whatever reserve the Liquidating Trustee may deem appropriate for the operation of the Liquidating Trust. Each holder of a Class 3 Claim or Class 4 Claim is hereby deemed to receive a beneficial interest in the Liquidating Trust and be entitled to participate in subsequent Distributions therefrom. The consideration paid by any entity or entities whose higher and better bids for some or all of the European Assets shall be distributed, Pro Rata, on the Effective Date to each holder of a Class 3 or Class 4 Claim. Claims, if any, between the corporations constituting the European Assets and the Debtor shall be canceled and deemed null and void on the Effective Date and receive no Distributions under the Plan. Distributions to holders of Fixed Rate Notes shall be made by the Disbursing Agent to the Indenture Trustee for the benefit of holders of Fixed Rate Notes. The Indenture Trustee shall in turn be authorized and directed to make distributions under the Plan and the Indenture to holders of the Fixed Rate Notes who hold such Fixed Rate Notes as of the Record Date.

         5.4 Class 4-Guarantee Claims. Class 4 shall consist of all unsecured creditors holding Guarantee Claims. The treatment of Class 4 Claims is as set forth in Section 5.3.

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                                                      CASE NO:  00-12731-BKC-RAM

         5.5 Class 5-Secured Claims. For all purposes, including voting, confirmation and Distribution under the Plan, the amount of any Allowed Secured Claim will be determined based on the value of the Collateral securing such Claim to the extent that such Collateral is part of the Excepted Assets to be transferred by the Debtor to the Liquidating Trust. Any Claim that is secured by an unavoidable Lien on Property of the Debtor that is to be surrendered by the Debtor prior to the Effective Date shall be treated as a Class 3 Claim, pursuant to this Article, but shall be reduced by the extent of the value of the surrendered Collateral securing such Claim, as determined by the Court pursuant to Section 506(a) of the Code. With respect to Property that is transferred to the Liquidating Trust that is Collateral subject to an Allowed Secured Claim, the legal, equitable and contractual rights of the holder of the Allowed Secured Claim shall be Reinstated on the Effective Date and all payments required to be made to effectuate Reinstatement shall be made by the Liquidating Trust. The Debtor's failure to object to such Secured Claim in the Case shall be without prejudice. The Liquidating Trust's right to contest or otherwise defend against such Claim, in the appropriate forum, when and if such Claim is sought to be enforced by a holder of an Allowed Secured Claim is hereby reserved. Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all Pre-Petition Date Liens on Property of the Debtor held by or on behalf of the holders of Allowed Secured Claims with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders of an Allowed Secured Claim until, as to each such holder of an Allowed Secured Claim, the Allowed Claims of such holders of Secured Claims are paid in full.

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                                                      CASE NO:  00-12731-BKC-RAM

         5.6 Class 6-Administrative Convenience Unsecured Claims. The holders of Allowed Administrative Convenience Unsecured Claims will receive payment in Cash on the Effective Date or as soon thereafter as is practicable in an amount equal to 100% of the Face Amount of such Allowed amount of such Claims, not to exceed $1,000. Any holder of an Allowed Unsecured Claim (or Claims) in excess of $1,000 that desires treatment of such Claim (or Claims) as an Allowed Administrative Convenience Unsecured Claim shall make an irrevocable election to reduce its Claim (or aggregate Claims) to $1,000 in writing on the Ballot and return such Ballot on or prior to the Ballot Date. Any election made after the Ballot Date shall not be binding on the Debtor unless the Ballot Date deadline is expressly waived in writing by the Debtor for the express benefit of any holder.

         5.7 Class 7-Subordinated Securities Claims. The holders of Subordinated Securities Claims, including Federal Securities Litigation Claims, shall be limited to recovering from the proceeds of the D & O Insurance, to the extent so entitled, and shall not otherwise receive or retain any property under the Plan.

         5.8 Class 8-Old Common Stock Interestholders. Old Common Stock Interestholders shall receive no Distributions under the Plan. All Old Common Stock Interests shall be deemed to be canceled and extinguished on the Effective Date.

                                   ARTICLE VI
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A. Assumption and Rejection of Designated Executory Contracts and Unexpired Leases.

         6.1 Procedure. On the Effective Date, the Debtor will assume and transfer to the Liquidating Trust, the executory contracts and unexpired leases on the Schedule of Assumed

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                                                      CASE NO:  00-12731-BKC-RAM

Contracts and Leases attached as Exhibit D to the Plan. Each executory contract and unexpired lease of the Debtor (i) that has not been assumed or rejected before the Confirmation Hearing with the approval of the Court and (ii) that is not listed on the Schedule of Assumed Contracts (as it may be amended or modified), shall be deemed rejected as of the date of the Confirmation Order. The Court will determine whether to authorize the foregoing assumptions and rejections at the Confirmation Hearing. The Debtor reserves the right to amend the Schedule of Assumed Contracts either to (a) delete certain executory contracts or unexpired leases listed therein and provide for their rejection or
(b) add additional executory contracts or unexpired leases, thus providing for their assumption by the Debtor at any time prior to the Confirmation Hearing or such later date as may be ordered by the Court. At or prior to the conclusion of the Confirmation Hearing, the Debtor may identify any other executory contracts or unexpired leases that it may assume or reject effective as of the Effective Date. Any amendment to the Schedule of Assumed Contracts at or prior to the conclusion of the Confirmation Hearing to delete an executory contract or unexpired lease will be deemed and treated as a rejection of such contract or lease pursuant to Sections 365(g) and 502(g) of the Bankruptcy Code.

         6.2 Cure Payments. Any Cure Payments that may be required shall be made by the Debtor on the Effective Date, in Cash, to each entity listed on the Schedule of Assumed Contracts and Leases unless proof of transfer of the Claim has been filed in accordance with the applicable Bankruptcy Rule.

                                                      CASE NO:  00-12731-BKC-RAM

B. Claims for Rejection Damages

         6.3 Claims created by the rejection of any executory contract or unexpired lease must be served on the Debtor and filed with the Court not later than thirty (30) days after the entry of an Order authorizing such rejection, or if rejection is made through the terms of this Plan, and not by specific motion, then not later than thirty (30) days after the entry of the Confirmation Order. Any Claims not filed within such time will be forever barred from assertion against the Debtor's Estate or the Liquidating Trust. Unless otherwise ordered by the Court, all such Claims arising from the rejection of an executory contract or unexpired lease will be treated as Class 3 Claims.

                                   ARTICLE VII
                       PROCEDURE FOR RESOLVING AND MAKING
               DISTRIBUTIONS IN RESPECT OF DISPUTED, CONTINGENT OR
                               UNLIQUIDATED CLAIMS

         7.1 Objections to Claims. Objections to Claims must be filed and served by the Objections to Claims Deadline. A Claim that is objected to prior to the Confirmation Hearing shall not have the right to vote to accept or reject the Plan until the objection is resolved, unless the Court enters an Order pursuant to Bankruptcy Rule 3018(a) temporarily allowing such Claim for voting purposes only. Objections to Claims may be filed by any Creditor or party in interest.

         7.2 No Distributions Pending Allowance. Notwithstanding any other provision of the Plan, no payment or Distribution shall be made with respect to any Claim to the extent it is a Disputed Claim unless and until such Disputed Claim becomes an Allowed Claim.

         7.3 Disputed Claims Reserve: The Disbursing Agent will withhold Distributions to holders of Disputed Claims in the amount of the Disputed Claim, or such smaller amount ordered by the Court after notice and hearing, and shall hold such withheld Distributions until, if ever, the

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                                                      CASE NO:  00-12731-BKC-RAM

Disputed Claims become Allowed Claims or the Disputed Claims Reserve is transferred to the Liquidating Trust (the "Disputed Claims Reserve"). On the Effective Date, the Disputed Claims Reserve will be transferred to and administered by the Liquidating Trust. The voting and other rights of a holder of Europa Senior Notes and Europa Common Stock may be exercised by the Liquidating Trustee for Europa Senior Notes and Europa Common Stock remaining in the Disputed Claims Reserve and transferred to the Liquidating Trustee, until such property is distributed from the Disputed Claims Reserve to the holders of Allowed Claims.

         7.4 Distributions in Respect of Disputed Claims: Distributions to holders of Disputed Claims to the extent that such Claims ultimately become Allowed Claims, will be made from the Disputed Claims Reserve or the Liquidating Trust, as the case may be, in accordance with the provisions of this Plan governing the Class of Claims to which the respective Claim holder belongs.

         7.5 Reservation of Right. All Claims, with the exception of Allowed Claims, filed with the Court and all Claims listed in the Debtor's Schedules as being disputed, contingent or unliquidated may be objected to, or the Schedules amended to eliminate the Claim(s), and the Debtor reserves the right to do so (if the Responsible Person has been selected, as provided in Section 8.12, the Responsible Person shall substitute for the Debtor).

         7.6 Determination of Contingent or Unliquidated Claims. The Debtor and the Liquidating Trustee shall be responsible for the reconciliation of Claims held by holders of contingent or unliquidated Claims, including those claimants designated unliquidated and/or as contingent on the Schedules and any amendment to the Schedules ("Contingent/Unliquidated Claims" or "Contingent/Unliquidated Claimant") in the manner prescribed in the Liquidating Trust

                                                      CASE NO:  00-12731-BKC-RAM

Agreement (if the Responsible Person has been selected, as provided in Section 8.12, the Responsible Person shall substitute for the Debtor).

                                  ARTICLE VIII
                         MEANS OF IMPLEMENTING THE PLAN

         8.1 [This Section Intentionally Left Blank]

         8.2 Sale of Assets. The Plan provides for the sale of the European Assets, which is a very substantial portion of the Debtor's assets, pursuant to the Stock Purchase Agreement. Under the Plan, the European Assets shall be sold to Europa and in exchange for such sale, Europa shall transfer to the Liquidating Trust $1 million in Cash and transfer to the Debtor 35% of the fully diluted Europa Common Stock and the Europa Senior Notes. Subject to Court approval, some or all of the European Assets may be sold to an entity other than Europa. Except for the $1 million in Cash and the consideration paid to Drake, pursuant to the Drake Agreement, for the transfer of 28% of the stock of CHS France SA, all of the consideration paid the Debtor for the sale of the European Assets, shall be distributed, Pro Rata, to holders of Allowed Class 3 Claims and Allowed Class 4 Claims. If Europa is selected as highest and best offeror, and there is no Closing pursuant to the Stock Purchase Agreement, the Plan will not become effective and there will not be an Effective Date.

         8.3 Funding of the Plan. It is contemplated that the Estate will have sufficient Cash available, including Cash recoveries from the Excepted Assets prior to the Effective Date, to fund all payments required to be made on the Effective Date. The Distributions that the Plan provides shall be made by the Disbursing Agent to holders of Allowed Claims on the Effective Date of the Plan or as soon thereafter as is practicable. Europa shall transfer the sum of $1 million in Cash,

                                                      CASE NO:  00-12731-BKC-RAM

Europa Senior Notes and 35% of the fully diluted Europa Common Stock to the Debtor no less than 10 days before the Effective Date of the Plan, to be held in escrow until the Effective Date. Any entity whose higher and better bid for some or all of the European Assets shall transfer its consideration for the purchase of such assets to the Debtor ten days before the Effective Date to be held in escrow until the Effective Date. On the Effective Date, the Debtor shall convey, transfer, assign and deliver the European Assets or cause a wholly-owned foreign entity or entities to convey, transfer, assign and deliver the European Assets to Europa or other purchaser of some or all of the European Assets free and clear of all liens and interests and the Europa Senior Notes and Europa Common Stock and other consideration paid for the European Assets shall be released from escrow and delivered to the Debtor free and clear of all liens and interests, and be distributed by the Debtor pursuant to this Plan. On the Effective Date, $1 million in Cash shall be transferred to the Liquidating Trust to by administered by the Liquidating Trustee pursuant to the terms of the Liquidating Trust. To the extent that any Cure Payments or Reinstatement payments are required to be paid on the Effective Date, such payments shall be made in Cash on the Distribution Date from Cash of the Debtor not subject to a lien or security interest.

         8.4 Record Date. Notwithstanding the provisions of Bankruptcy Rule 3018(a) (for purposes of voting), the record date for determining which holders of Claims are entitled to receive Distributions under the Plan shall be the Confirmation Date. As of the close of business on the Confirmation Date, the Debtor shall be entitled to recognize and deal for all purposes of the Plan (including Distributions) with only (1) those holders of Old Common Stock of record stated as of such date and time in the transfer ledger (2) claimants listed in the Schedules, as claims which are

                                                      CASE NO:  00-12731-BKC-RAM

not contingent, disputed or unliquidated unless a notice of transfer of Claim was filed, in accordance with Bankruptcy Rule 3001(e)(1) or 3001(e)(2) prior to such date and (3) holders of Disputed Claims which become Allowed Claims pursuant to an Order by the Court prior to the Confirmation Date.

         8.5 Liquidating Trust Interests. On the Effective Date, the holders of Allowed Unsecured Claims, including Allowed Guarantee Claims, shall be deemed to have received on a Pro Rata share basis, beneficial interests in the Liquidating Trust as provided in Article XIV and on such basis shall be entitled to participate in subsequent Distributions if any, from the Liquidating Trust.

         8.6 Disposition of the Excepted Assets. On the Effective Date, the Disputed Claims Reserve and the Excepted Assets, less any Cash Distributions, shall be absolutely and irrevocably granted, assigned and transferred to the Liquidating Trust.

         8.7 Establishing the Liquidating Trust. On the Effective Date, the Liquidating Trust shall be established in accordance with Article XIV hereof, and the issuance and allocation of the beneficial interests in the Liquidating Trust shall be deemed to have been made as authorized herein.

         8.8 Cancellation of Old Common Stock. On the Effective Date, the Old Common Stock Interests shall be canceled, and all obligations evidenced thereby discharged and fully satisfied by the confirmation of the Plan.

         8.9 Preservation of Causes of Action.

                  8.9.1 In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan, Retained Actions shall be preserved for the Estate and transferred to the Liquidating Trust. The Retained Actions are retained and the Liquidating Trustee is hereby appointed the representative of the Estate for the enforcement of the Retained Actions.

                                                      CASE NO:  00-12731-BKC-RAM

                  8.9.2 As the Estate's representative under Section 1123(b)(3)(B) of the Bankruptcy Code, the Liquidating Trustee, subject to the Liquidating Trust Agreement, shall determine whether to enforce or prosecute Retained Actions.

         8.10 Effectuating Documents; Further Transactions. The Acting Chief Financial Officer or executive officer of the Debtor, or Responsible Person, as the case may be, shall be authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         8.11 Transfer of Excepted Assets and Europa Cash Consideration . Prior to the Effective Date and subject to Section 8.12, the Debtor shall continue to operate its business subject to all applicable requirements of the Bankruptcy Code, the Bankruptcy Rules and where applicable, Orders entered by the Court. Except as may be otherwise provided in the Plan or the Confirmation Order, title to (i) the Excepted Assets and (ii) the $1 million in Cash to be paid by Europa shall vest in the Liquidating Trust free and clear of all Claims and Interests on the Effective Date. Thereafter, the Debtor shall cease its business.

         8.12 Designation of Responsible Person Prior to Effective Date. Prior to or in conjunction with the Confirmation Date, the Post-Confirmation Creditors Committee, shall select, subject to Court approval, the person who will become the Liquidating Trustee on the Effective Date. The person selected as the Liquidating Trustee shall function as the Responsible Person under the Plan. The Responsible Person shall be subject to oversight by the Post-Confirmation Creditors Committee. The Responsible Person shall be the Estate's representative under 11 U.S.C.

                                                      CASE NO:  00-12731-BKC-RAM

ss.1123(b)(3)(B) to enforce, investigate and prosecute the Retained Actions in the name of the Debtor until the Effective Date, when the Liquidating Trustee shall be substituted for the Responsible Person. The Responsible Person may also, in the name of the Debtor, investigate, negotiate and request approval for the sale of Excepted Assets and file and prosecute Objections to Claims. The Responsible Person shall be authorized, with the approval of the Post-Confirmation Creditors Committee, to employ such professionals and other persons as it may deem necessary to enable it to perform its functions and fulfill its duties hereunder, and the costs of such employment and other expenditures shall be paid from the Estate. Such attorneys, accountants or other professionals, if any, shall be compensated and shall be reimbursed for their reasonable and necessary out-of-pocket expenses upon application to the Court. Notwithstanding the designation of the Responsible Person, the Debtor's existing management will remain in control of the Debtor to the extent necessary to carry out the Confirmation Order, the extent necessary to close the sale of the European Assets and perform other duties required by a debtor in possession, post-Confirmation. Any changes to the foregoing allocation of responsibilities between the Debtor's management and the Responsible Person shall be subject to Court Order.

                                   ARTICLE IX
                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

         9.1 Discharge. As of the Effective Date, Europa and/or such other entity approved by the Court, shall hold all Assets received pursuant to the Plan, free and clear of all liabilities, liens, Claims and obligations or other claims of any nature of the Debtor's Estate, except the liabilities, Claims, obligations or interests created or preserved by the Plan. As of the Effective Date, the

                                                      CASE NO:  00-12731-BKC-RAM

Liquidating Trust shall hold all Assets received pursuant to the Plan, free and clear of all liabilities, Liens, Claims and obligations or other claims of any nature of the Debtor's Estate, except the liabilities, Claims, obligations or interests created or preserved by the Plan, including any beneficial interest of a Claimant in the Liquidating Trust. All legal or other proceedings and actions seeking to establish or enforce liabilities, Claims, equity interests or obligations of any nature against the Liquidating Trust and Europa for the Property received by them with respect to debts and obligations, if any, of the Debtor's Estate arising before the Effective Date shall be permanently stayed and enjoined, except as otherwise specifically provided in the Plan.

         9.2 No Waiver of Causes of Action. No provision of this Plan or the acceptance of any Distributions hereunder shall compromise, settle or release any Claims or Causes of Action belonging to the Debtor in respect of the Assets.

         9.3 Satisfaction of Subordination Rights. All Claims against the Debtor and all rights and Claims between or among holders of Claims relating in any manner whatsoever to Claims against the Debtor, based upon any claimed subordination rights (if any), shall be deemed satisfied by the Distributions under the Plan to holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any holder of a Claim by reason of any claimed subordination rights or otherwise, so that the holder of each Claim shall have received the benefit of the Distributions in the manner set forth in the Plan.

         9.4 [This Section Intentionally Left Blank]

                                                      CASE NO:  00-12731-BKC-RAM

         9.5 Release by Holders of Claims and Interests. Each Person or entity who votes to accept the Plan or that accepts any Distribution on its Claim made pursuant to the Plan shall, upon receipt of the Distribution to be made to such releasing party under the Plan be presumed conclusively to have absolutely, unconditionally, irrevocably and forever, released and discharged: Europa (but excluding any claims arising from or in connection with Europa's obligations under the Europa Senior Notes and Europa Common Stock distributed under the
Plan), and any entity whose purchase of some or all of the European Assets is approved by the Court (excluding claims arising from such entity's obligations with respect to the consideration paid by the entity), from any Claim, Interest, or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such releasing party, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation, including any Claims made through the Debtor and against the European Assets under alter ego Claims or Claims for piercing the corporate veil.

         9.6 [This Section Intentionally Left Blank]

         9.7 Compromises and Settlements. Pursuant to Bankruptcy Rule 9019(a), the Debtor may compromise and settle various Claims (a) against it and (b) that it has against other Persons. The Debtor, or the Responsible Person, as the case may be, expressly reserves the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against it and Claims that it may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall be transferred to the Liquidating Trust.

                                                      CASE NO:  00-12731-BKC-RAM

                                    ARTICLE X
                          DISTRIBUTIONS UNDER THE PLAN

         10.1 Disbursing Agent. On the Effective Date, after establishing the Disputed Claims Reserve, the Disbursing Agent shall make Distributions of Cash, Europa Common Stock and Europa Senior Notes and other consideration paid for the European Assets pursuant to the Plan to the holders of Allowed Claims of Classes 3 and 4 (except for the $1 million in Cash to be paid by Europa which shall vest in the Liquidating Trust).

         10.2 Surrender of Claims. The holder of any instrument evidencing a Claim shall surrender such instrument to the Disbursing Agent and the Disbursing Agent shall distribute or shall cause to be distributed to the holder thereof the appropriate Cash Distribution, Europa Common Stock and Europa Senior Notes, or other consideration for the European Assets, as applicable hereunder. No Property to be distributed hereunder shall be made to or on behalf of any such holders unless and until (1) such instrument is received by the Disbursing Agent or (2) such holder delivers to the Disbursing Agent an indemnity in form and substance acceptable to the Disbursing Agent (and in the case of Noteholders, the Indenture Trustee). Any holder that fails to surrender such instrument or to deliver such indemnity to the Disbursing Agent within one year after the Effective Date, shall be deemed to have forfeited all rights and Claims and shall not participate in any Distributions of Property under the Plan and all such Property shall be distributed to the other Holders in such Holder's class.

         10.3 Withholding Taxes. The Disbursing Agent shall be entitled to deduct any federal, state or local withholding taxes from any payments under the Plan. As a condition to making a Distribution under the Plan, the Disbursing Agent shall be entitled to require that the holder of any

                                                      CASE NO:  00-12731-BKC-RAM

Allowed Claim provide such holder's taxpayer identification number and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws.

         10.4 Setoffs and Recoupments. By so instructing the Disbursing Agent, the Debtor or Liquidating Trustee may, but shall not be required to, setoff against or recoup from any Claim the payments to be made pursuant to the Plan in respect of such Claim, any Claim of any nature whatsoever that the Debtor or Liquidating Trust may have against the holder of a Claim, but neither the failure to do so nor the Allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Liquidating Trust of any such Claim or Causes of Action the Debtor or Liquidating Trustee may have against such holder.

         10.5 Undeliverable Distributions. If the Disbursing Agent is unable to make Distributions to the holder of an Allowed Claim under the Plan for lack of a current address for the holder or otherwise, after the passage of 180 days from the Effective Date and after any additional effort to locate the holder that the Disbursing Agent or Liquidating Trustee has attempted, the payment or Distribution to the holder of such Claim(s) shall be transferred to the Disputed Claims Reserve to be distributed as set forth in Article V, or the Liquidating Trust if the Disputed Claims Reserve is transferred to the Liquidating Trust, and the Claim shall be deemed satisfied to the same extent as if payment or Distribution had been made to the holder of the Claim.

         10.6 De Minimis Distributions. No Cash Distribution of less than ten dollars ($10) shall be made by the Disbursing Agent to any holder of an Allowed Claim unless a request therefor is made in writing to the Disbursing Agent.

                                                      CASE NO:  00-12731-BKC-RAM

         10.7 Fractional Interests. The calculation of the percentage distribution of the Europa Senior Notes and Europa Common Stock to be made to holders of Allowed Claims as provided in the Plan may mathematically entitle the holder of such an Allowed Claim to a fractional interest in both of such securities. Notwithstanding such entitlement, Europa Senior Notes to be issued under the Plan shall be issued and distributed only in denominations of $1,000 and integral multiples thereof, and only whole shares of Europa Common Stock shall be issued and distributed. For purposes of applying the following two paragraphs, the holders of Allowed Claims under or evidenced by Fixed Rate Notes shall, in the case of Fixed Rate Notes held in street name, mean the beneficial holders thereof as of the Record Date.

                  10.7.1 Europa Senior Notes. All Europa Senior Notes that otherwise would have been distributed under the Plan to a beneficial holder of an Allowed Claim in denominations of less than $1,000 shall be aggregated into Europa Senior Notes each having a denomination of $1,000 (the "Note Pool"). The holders of Allowed Claims who would otherwise be entitled to receive a Europa Senior Note in a denomination of less than $1,000 shall be ranked in descending order from the highest fractional note amount to the lowest fractional note amount, and a Europa Senior Note from the Note Pool shall be distributed to each holder of an Allowed Claim in order of their ranking until the Note Pool is exhausted. No consideration shall be paid in lieu of fractional Europa Senior Notes to holders of Allowed Claims that receive nothing under the foregoing procedure due to the exhaustion of the Note Pool.

                  10.7.2 [This Section Intentionally Left Blank]

                                                      CASE NO:  00-12731-BKC-RAM

                  10.7.3 Europa Common Stock. The holders of Allowed Claims who would otherwise be entitled to receive a fractional share of Europa Common Stock of .5 or larger shall receive a whole share of Europa Common Stock. No consideration shall be paid in lieu of fractional shares to holders of Allowed Claims who would otherwise be entitled to receive a fractional share of less than .5.

                                   ARTICLE XI
                      ACCEPTANCE OR REJECTION OF THE PLAN;
                  EFFECT OF REJECTION BY ONE OR MORE CLASSES OF
                      CLAIMS OR EQUITY INTEREST HOLDERS AND
                    PROVISIONS TO INVOKE CRAM-DOWN PROVISION

         11.1 Voting Classes. Unless otherwise Ordered by the Court, each holder of an Allowed Claim in Classes 3, 4, and 6 shall be entitled to vote to accept or reject the Plan and shall be required to return its Ballot on or before the Ballot Date. Any holder of a Disputed Claim shall not have the right to vote to accept or reject the Plan until the Disputed Claim is resolved, unless the holder of such Disputed Claim requests an Order from the Court pursuant to applicable Bankruptcy Rules temporarily allowing such Disputed Claim for voting purposes. Any Ballot received from any such holder of a Disputed Claim shall not be considered in determining whether the Plan has been accepted by a particular impaired Class of Claims.

         11.2 Acceptance by Impaired Classes. An impaired Class of Claims shall have accepted the Plan if (1) the holders (other than holders designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds (2/3) in amount of the Allowed Claims voting in such Class vote to accept the Plan; and (2) more than one-half (1/2) in number of the holders (other than the holders designated

                                                      CASE NO:  00-12731-BKC-RAM

under Section 1126(e) of the Code) of such Allowed Claims voting in such Class vote to accept the Plan.

         11.3 Non-Consensual Confirmation (Cramdown). The Debtor intends to request that the Court confirm the Plan in accordance with Section 1129(b) of the Code ("Cramdown provision") if any Class of Claims or Interests votes not to accept or is deemed not to have accepted the Plan. For purposes of seeking confirmation under the cramdown provision of the Code, should that alternative means of confirmation prove to be necessary, the Debtor reserves the right to modify or vary the terms of the Claims of the rejecting classes, so as to comply with the requirements of 11 U.S.C. Section 1129(b).

         11.4 Presumed Acceptances of Unimpaired Classes. Classes 1, 2 and 5 are unimpaired under the Plan and, therefore, are conclusively presumed to have accepted the Plan.

         11.5 Presumed Rejection by Certain Impaired Classes. Given the magnitude of claims in senior Classes, the Debtor and the Creditors Committees believe that there is no prospect of a Distribution to the holders of Class 7 Claims, except to the extent of such holders' interest, if any, in the D&O Insurance. Accordingly, Class 7 is being presumed as having rejected the Plan. Class 8 shall not receive a Distribution under the Plan. Each of Class 7 and 8 is conclusively presumed to reject the Plan.

                                   ARTICLE XII
                           PROVISIONS FOR RETENTION OF
                    JURISDICTION FOR SUPERVISION OF THE PLAN

         12.1 The Court shall retain jurisdiction after the Confirmation Date over all matters arising or related to the Case and the Plan for the following purposes:

                                                      CASE NO:  00-12731-BKC-RAM

                  12.1.1 to hear and determine objections to Claims filed by the Debtor, the Liquidating Trustee or other parties in interest, including objections to the classification, estimation, establishment of priority or status of any Claim, and to allow or disallow any Disputed Claim, in whole or in part, as contemplated in the Plan;

                  12.1.2 to resolve disputes over the ownership of a Claim;

                  12.1.3 to enter and implement such Orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated, provided, however, this provision shall not form a jurisdictional basis for staying, revoking, modifying or vacating the Confirmation Order;

                  12.1.4 to hear and determine all claims or Causes of Actions, including any causes of action under applicable Sections of the Bankruptcy Code, to recover the Debtor's Assets and Property, whether title is presently held in the name of the Debtor or a third party;

                  12.1.5 to determine any and all pending fee claims of professionals.

                  12.1.6 to make such Orders as are necessary or appropriate to carry out the provisions of the Plan;

                  12.1.7 to make such other Orders or give such directions as may be appropriate under Section 1142 of the Bankruptcy Code;

                  12.1.8 to determine any and all pending adversary proceedings, contested matters, applications and unresolved motions and all actions commenced by the Debtor or the Liquidating Trustee;

                                                      CASE NO:  00-12731-BKC-RAM

                  12.1.9 to consider modifications of the Plan, if any, to cure any defect or omission, or reconcile any inconsistency in any Order of the Court, including, without limitation, the Confirmation Order;

                  12.1.10 to hear and determine all Claims arising from the assumption or rejection of executory contracts and unexpired leases;

                  12.1.11 to hear and determine all controversies arising in connection with the Plan and other matters provided for in the Confirmation Order;

                  12.1.12 to enforce the releases and discharge provided in
Article IX of this Plan;

                  12.1.13 to enforce all Orders previously entered by the Court; and

                  12.1.14 to enforce the provisions of the Plan relating to the payments and Distributions to be made by the Debtor and the Liquidating Trust on or after the Confirmation Date;

                  12.1.15 to hear and determine any tax, any fine or penalty relating to a tax, or any addition to a tax under Section 505 of the Bankruptcy Code; and

                  12.1.16 to hear and determine supplemental fee applications of professionals after the Confirmation Hearing but on or before the Effective Date.

         12.2 Subsequent to the Confirmation Date, the Debtor and the Responsible Person, as the case may be, are authorized and directed to cause to be taken any action necessary or appropriate to carry out the provisions of this Plan.

                                  ARTICLE XIII
                      NOTICES AND MISCELLANEOUS PROVISIONS

         13.1 Notices. All notices required to be made by third parties to the Debtor in or under this Plan shall be in writing and shall be mailed by registered or certified mail to the law offices of

                                                      CASE NO:  00-12731-BKC-RAM

Tew Cardenas Rebak Kellogg Lehman DeMaria & Tague, L.L.P., Attn: Thomas R. Lehman, P.A., Suite 2600, 201 South Biscayne Blvd., Miami, Florida 33131-4336. All notices required to be made to the Creditors' Committees shall be mailed to:

Trade Committee                 Noteholders Committee           Noteholders Committee
---------------                 ---------------------           ---------------------
Paul Steven Singerman, Esq.     Lawrence A. Larose, Esq.        Timothy J. Norris, Esq.
Berger Davis & Singerman        Cadwalader, Wickersham & Taft   Buchanan Ingersoll P.C.
200 S. Biscayne Blvd.           100 Maiden Lane                 100 S.E. Second St., Suite 2100
Suite 2950                      New York, New York  10038       Miami, FL 33131
Miami, FL 33131

         13.2 Binding Effect of the Plan. The provisions of the Plan shall be binding upon and inure to the benefit of the Debtor, the Liquidating Trust and all holders of Claims and Interests and their respective successors and assigns.

         13.3 Amendments/Modification of Plan. The Debtor reserves the right to amend or modify the Plan in any manner necessary prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtor may:
(1) amend or modify the Plan and documents related thereto in accordance with, and to the extent permitted by Section 1127(b) of the Bankruptcy Code and Bankruptcy Rule 3019 or (2) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan. Pursuant to the terms of the Letter Agreement, any amendment or modification to the Plan requires the consent of the Holders.

         13.4 Governing Law. Except as mandated by the Bankruptcy Code or Bankruptcy Rules as applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Florida; provided, however,

                                                      CASE NO:  00-12731-BKC-RAM

the rights and obligations arising under the Europa Common Stock, Europa Senior Notes, the Indenture and the Fixed Rate Notes (the "Instruments") shall be governed by the laws of the State of New York. Europa and any Creditor receiving a Distribution under the Plan shall thereby irrevocably consent to the jurisdiction of the State and Federal Courts of the State of Delaware for the determination of any Claims arising from or in connection with the Instruments.

         13.5 Headings. Headings are used in the Plan for convenience and reference only and shall not constitute a part of the Plan for any purpose.

         13.6 Successors and Assigns. The Plan and all provisions hereof shall be binding upon and inure to the benefit of the parties hereto and the respective successors and assigns.

         13.7 Time. In computing any time periods described or allowed by the Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event, the period will run until the next succeeding day which is not one of those aforementioned days.

         13.8 Severability. Should any provision of the Plan be determined to be unenforceable after the Effective Date such determination shall in no way limit or effect the enforceability and operative effect of any and all of the other provisions of the Plan.

         13.9 Revocation. The Debtor reserves the right to revoke and withdraw the Plan prior to Confirmation. If the Debtor revokes and/or withdraws the Plan, then the Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of

                                                      CASE NO:  00-12731-BKC-RAM

any Claims by or against the Debtor, or any other person or entity or to prejudice in any manner the rights of such parties in any further proceedings involving the Debtor.

         13.10 [This Section Intentionally Left Blank]

                                   ARTICLE XIV
                              THE LIQUIDATING TRUST

         14.1 The Liquidating Trust will hold and liquidate the Liquidating Trust's Assets for the benefit of the Creditors of the Debtor's Estate and for payment of all Allowed Claims in accordance with the provisions of the Plan. The Liquidating Trustee was not selected by the United States Trustee, will not be supervised by the United States Trustee and is not bonded in favor of the United States in an amount set by the United States Trustee.

         14.1.1 [This Section Intentionally Left Blank]

         14.1.2 The Liquidating Trust shall be directed by the Liquidating Trustee, subject to the oversight of the Post-Confirmation Creditors' Committee as otherwise set forth herein and in the Liquidating Trust Agreement, and the Liquidating Trustee shall have full and complete authority to do and perform all acts and execute all documents and make all payments and disbursements of funds directed to be done, executed, performed, paid and disbursed by provisions of the Plan.

         14.1.3 Except as otherwise provided under the Plan, all of the Debtor's right, title and interest in and to Excepted Assets and the $1 million in Cash to be paid by Europa, as of the Effective Date of the Plan, shall vest in the Liquidating Trust for administration, liquidation, and distribution in accordance with the Plan. The Excepted Assets and the $1 million in Cash to be paid by Europa transferred to the Liquidating Trust shall vest in the Liquidating Trust free and

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clear of all Claims, Liens, interests and encumbrances, including holders of Old
Common Stock, except as otherwise provided under the Plan. Notwithstanding the foregoing, to the extent that the conveyance or assignment of any of the Debtor's Retained Actions to the Liquidating Trust would preclude or impair the prosecution thereof by the Liquidating Trust, then the Liquidating Trust is intended to and shall be deemed to be a "representative of the estate" approved to retain and enforce such claims and Causes of Action, as contemplated by 11 U.S.C. ss.ss.1123(b)(3)(A) and (3)(B).

         14.1.4 On the Effective Date, the Debtor will be deemed to have assigned and transferred to the Liquidating Trust, for the benefit of the Estate and its Creditors, the $1 million in Cash to be paid by Europa and all Excepted Assets, including the Retained Actions. Pursuant to, among other authority, ss.1123(b)(3)(B) of the Code, the Liquidating Trust shall have the full power, authority and standing to prosecute, compromise or otherwise resolve Retained Actions with all proceeds derived therefrom to become property of the Liquidating Trust distributed in accordance with the Plan. The Liquidating Trust shall not be subject to any counterclaims in respect of the recovery rights, provided, however, that the recovery rights will be subject to any setoff rights to the same extent as if the Debtor had pursued the recovery rights.

         14.1.5 The Debtor shall execute and deliver documentation to the Liquidating Trust (in a form reasonably acceptable to the Liquidating Trust and its counsel) assigning and transferring title to the $1 million in Cash to be paid by Europa and the Excepted Assets to the Liquidating Trust. The Confirmation Order shall also contain appropriate language assigning and transferring title to the $1 million in Cash to be paid by Europa and the Excepted Assets to the

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                                                      CASE NO:  00-12731-BKC-RAM

Liquidating Trust and shall further provide that such assignment and transfer shall be effective without further action by any party. The Excepted Assets shall be comprised of any and all Property of the Debtor and shall include the Retained Actions and all of the Assets. Thereafter, the Debtor shall not have any further obligation to contribute any funds or assets to the Liquidating Trust.

         14.1.6 Any and all funds or assets in the Liquidating Trust (including the Liquidating Trust's assets) shall be held for Distribution to the holders of Allowed Unsecured Claims in accordance with the Plan. Once funds or assets are deposited into the Liquidating Trust, they shall no longer be Property of the Debtor or any other Person or Entity and neither the Debtor nor any other Person or Entity shall have any claim to said funds or assets. The Confirmation Order shall declare and provide that all funds or assets in the Liquidating Trust (including the Liquidating Trust's assets) shall (a) be held in trust as set forth above, (b) not be Property of the Estate in this or any subsequent proceeding in which the Debtor or its successors or assigns may be a debtor under the Bankruptcy Code, and (c) be protected from, and not be subject to, the Claims of any Creditors of, or holders of Old Common Stock in, the Debtor.

         14.1.7 On the Effective Date, the Debtor shall execute and deliver all documents reasonably required by the Liquidating Trust, including the endorsement of any instruments, all business records of the Debtor, and authorizations to permit the Liquidating Trust to access all bank records, tax returns, and other files and records of the Debtor. All business records of the Debtor shall constitute the business records of the Liquidating Trust pursuant to Federal Rule of Evidence 803(b) in any subsequent legal proceedings. After the Effective Date, the Liquidating

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                                                      CASE NO:  00-12731-BKC-RAM

Trust shall control all of the Debtor's applicable legal privileges, including control over the work product and attorney-client privilege, for matters arising from or relating to transactions occurring, in whole or in part, prior to the Effective Date.

         14.1.8 The Liquidating Trust shall have all rights and powers of a debtor in possession under ss.1107 of the Code and, in accordance with ss.1123(b)(3)(B) of the Code, shall be designated and serve as the representative of the Estate.

         14.1.9 The Liquidating Trust shall be authorized, with the approval of the Post- Confirmation Creditors' Committee, and subject to restrictions in the Liquidating Trust to employ such professionals and other persons as it may deem necessary to enable it to perform its functions and fulfill its duties hereunder, and the costs of such employment and other expenditures shall be paid from the property of the Liquidating Trust. The Post-Confirmation Creditors' Committee shall have the right but not the obligation to employ professional and other persons as it may deem necessary to enable it to perform its functions and fulfill its duties hereunder, and the costs of such employment and other expenditures shall be paid from the property of the Liquidating Trust. Such attorneys, accountants or other professionals, if any, shall be compensated and shall be reimbursed for their reasonable and necessary out-of-pocket expenses from the Liquidating Trust, upon approval of such fees and expenses by the Post-Petition Creditors' Committee. The Post-Petition Creditors' Committee shall have ten (10) days from the submission of an invoice within which to object to the invoice or to all or any portion of the compensation requested therein. Any dispute in fees, expenses, engagement or other matters

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                                                      CASE NO:  00-12731-BKC-RAM

concerning professionals retained or sought to be retained by the Liquidating Trust shall be decided by the Bankruptcy Court, after a hearing on notice.

         14.1.10 The Liquidating Trust shall be specifically authorized to take actions to maximize the value of the Debtor's stock in subsidiaries that is included in the Excepted Assets transferred to the Liquidating Trust. The Liquidating Trust shall be entitled to agree to a merger involving the Debtor's stock or cause the subsidiaries' stock to be voted in favor of a merger. In the event of a sale of some or all of the Debtors' stock or the Liquidating Trust's receipt of proceeds from the sale of the subsidiaries' stock, the sale proceeds shall become property of the Liquidating Trust. Nothing herein prevents the Liquidating Trust from causing any of the entities in which it owns stock from being dissolved in accordance with applicable law.

         14.1.11 In addition to any duties set forth above, the Liquidating Trust shall have the following duties:

                  14.1.11.i Resolve any pending objections to Unsecured Claims and file or otherwise assert any objections necessary or appropriate to resolve all Disputed Unsecured Claims and to resolve any Claims asserted against the Liquidating Trust or the Liquidating Trust's Assets;

                  14.1.11.ii Make any required Distributions from the Liquidating Trust to the holders of Allowed Claims in accordance with the terms and provisions of the Plan, subject to Section 14.1.17;

                  14.1.11.iii Sell, distribute or otherwise liquidate any Assets received from the Debtor;

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                                                      CASE NO:  00-12731-BKC-RAM

                  14.1.11.iv Pursue, investigate, prosecute, compromise and otherwise resolve the Causes of Action, including the Retained Actions;

                  14.1.11.v Take actions to maximize the value of the Debtor's Assets;

                  14.1.11.vi Pay all unpaid amounts owed holders of Allowed Administrative Claims as of the Effective Date and in accordance with Section
2.3 of the Plan, prior to making any distributions to the holders of Allowed Unsecured Claims.

                  14.1.11.vi Such other duties as may be set forth in the Liquidating Trust.

                  14.1.11.vii In performing the duties described above, the Liquidating Trust may act through legal counsel of its choice.

         14.1.12 Notwithstanding anything to the contrary in the Plan or in the Disclosure Statement, the provisions of the Disclosure Statement and the Plan that permit the Debtor, the Creditor Committees or the Liquidating Trust to enter into settlements and compromises of any potential litigation shall not have, and are not intended to have, any res judicata effect with respect to any Retained Actions and are not otherwise treated under the Plan and shall not be deemed a bar to asserting such claims and Retained Actions, regardless of whether or to what extent such claims and causes of action are specifically described in the Plan or the Disclosure Statement relating hereto. The intent is to preserve all possible claims, known or unknown, against all potential defendants and their parties. The Liquidating Trust shall have the authority to settle claims and litigation provided that all such settlements shall nevertheless be subject to settlement standards imposed by Bankruptcy Rule 9019 and the standards set forth in In Re Justice Oaks II, Ltd., 898 F.2d 1544, 1549 (11th Cir. 1990), cert den., 498 U.S. 959, 1126 L.Ed.

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                                                      CASE NO:  00-12731-BKC-RAM

398, 111 S.Ct. 389 (1990). Furthermore, except for the waiver of claims provided for in the Stock Purchase Agreement, notwithstanding any provision or interpretation to the contrary, nothing in the Plan or the Confirmation Order, including the entry thereof, shall constitute or be deemed to constitute a release, waiver, impediment, relinquishment or bar, in whole or in part, of or to any recovery rights or any other claim, right or cause of action possessed by the Debtor prior to the Effective Date. In the event that the Court, or any other court of competent jurisdiction, determines that the assignment of any claim, right or cause of action, including without limitation, the recovery rights, to the Liquidating Trust pursuant to this Plan is invalid or does not grant to the Liquidating Trust the standing and all other right necessary to pursue such claim, right or cause of action, then in such case the Liquidating Trust shall be deemed appointed as the representative of the Estate for purposes of enforcing and pursuing such claim, right or cause of action, including without limitation, the recovery rights, and the proceeds thereof shall be distributed in accordance with terms of the Plan.

                                   ARTICLE XV
                                   CONCLUSION
                              CONDITIONS PRECEDENT

         15.1 Conditions to Confirmation. The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with
Section 14.3 of the Plan:

                  15.1.1 The Order Approving the Disclosure Statement and Confirmation Order shall be in form and substance reasonably acceptable to the Debtor, the Indenture Trustee, the

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                                                      CASE NO:  00-12731-BKC-RAM

Holders, and the Creditors Committees, but subject to the approval of Europa. The Confirmation Order shall, among other things, provide that:

                  15.1.1.i the provisions of the Confirmation Order are non-severable and mutually dependent;

                  15.1.1.ii the transfers of Property by the Debtor (A) to the Liquidating Trust (1) are or shall be legal, valid, and effective transfers of property, (2) vest or shall vest the Liquidating Trust with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable non-bankruptcy law, and (4) do not and shall not subject the Liquidating Trust to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including, without limitation, any laws affecting successor or transferee liability, and (B) to holders of Claims under the Plan are for good consideration and value;

                  15.1.1.iii the transfers of Property by the Debtor (A) to Europa (1) are or shall be legal, valid, and effective transfers of property,
(2) vest or shall vest Europa with good title to such property free and clear of all liens, charges, claims, encumbrances or interests, except as expressly provided in the Plan or Confirmation Order, (3) do not and shall not constitute avoidable transfers under the Bankruptcy Code or under applicable non-bankruptcy law, and (4) do not and shall not subject the Europa to any liability by reason of such transfer under the Bankruptcy Code or under applicable non-bankruptcy law, including, without

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                                                      CASE NO:  00-12731-BKC-RAM

limitation, any laws affecting successor or transferee liability, and (B) to holders of Claims under the Plan are for good consideration and value;

                  15.1.1.iv the Bankruptcy Court shall have determined that Europa Senior Notes and Europa Common Stock and any other securities issued under the Plan in exchange for Claims against the Debtor are exempt from registration under the Securities Act of 1933 pursuant to, and to the extent provided by Section 1145 of the Bankruptcy Code (or such other exemption as may be available under the Securities Act of 1933); provided, however, that the Bankruptcy Court need not determine that subsequent transfers of the Europa Common Stock by Creditors will be exempt under Section 1145 of the Bankruptcy Code;

                  15.1.1.v any waiver of conditions to Confirmation and effectiveness shall require the consent of the Holders; and

                  15.1.1.vi establish the Liquidating Trust and approve the appointment of the Liquidating Trustee.

         15.2 Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Section 15.3 of the Plan:

                  15.2.1 The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption of leases and executory contracts by the Debtor as contemplated by Article VI hereof, but only if the Debtor seeks assumption of any leases and executory contracts; and

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                                                      CASE NO:  00-12731-BKC-RAM

                  15.2.2 The Confirmation Order shall have been entered by the Bankruptcy Court and shall be a Final Order.

         15.3 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Articles 15.1 and 15.2 of the Plan may be waived by the Debtor in its sole discretion without any notice to parties in interest or the Bankruptcy Court and without a hearing provided that the consent of the Holders, the Creditors Committees and the Indenture Trustee will be required in the event of any waiver that materially and adversely affects the treatment, Distributions or rights afforded to the holders of Claims in this Plan and the consent of Europa will be required in the event any waiver materially and adversely affects Europa. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtor in its sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtor in their sole discretion). The failure of the Debtor in its sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.


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